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                                                                  EXHIBIT 10.6.2


                              FIRST AMENDMENT TO
                         THE UNION CARBIDE CORPORATION
                      SUPPLEMENTAL RETIREMENT INCOME PLAN

     The Union Carbide Corporation Supplemental Retirement Income Plan, as Amended and Restated as of January 1, 1998 (the "Plan") is hereby amended as follows:

          1. Article V, Section 4 of the Plan is amended in its entirety to read as follows:

                    "Section 4. Notwithstanding the provisions of Sections 1 and 3 of this Article V, Participants may elect, in accordance with provisions determined from time to time by the Compensation Committee or its designee, that their payments under the Plan shall be made either (i) in a lump sum as of July 1 of the calendar year following such election (or, if earlier, as soon as practicable in such following calendar year in circumstances where the Participant was not employed by the Corporation during the year of such election), or (ii) in substantially equal installments over a period of at least 2 but not more than 10 years commencing as of such date. The lump sum payment or installment payments described in the preceding sentence shall be calculated using (A) a discount rate equal to the average of 10 and 20 year Aaa municipal bonds as published by Moody's or a similar rating service ("Discount Rate") for the month of November of the year prior to the year payments commence, and (B) a mortality table determined by the Compensation Committee or its designee. Notwithstanding the foregoing, for benefits which will
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          commence in 2002, the discount rate shall be the Discount Rate for the month of January, 2001. The Compensation Committee or its designee shall determine the procedures for such elections and the time and method of payment for payments in accordance with this Section 4. For Participants who make the election described in this Section 4, the provisions of Sections 1 and 3 of this Article V shall not apply. Notwithstanding the foregoing, a Participant who elects to receive a lump sum payment under Article V, subsection 4(i) may also elect to receive a monthly benefit under Article V, section 1 commencing on the date the Participant commences benefits under the Retirement Plan and ceasing on the date such Participant receives the lump sum payment contemplated under Article V, subsection 4(i)."

            2. The provisions of this First Amendment shall be effective as of January 1, 2001.


                                              UNION CARBIDE CORPORATION


                                              By: /s/ W.R. Hutchinson


                                             Date: January 20, 2001